UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 31, 2015
Entergy Arkansas, Inc.
(Exact name of registrant as specified in its charter)

Arkansas	1-10764	71-0005900
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
425 West Capitol Avenue, Little Rock, Arkansas		72201
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(501) 377-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously reported, in April 2015, Entergy Arkansas, Inc. (“EAI”) filed with the Arkansas Public Service Commission (“APSC”) an application for a general change in rates, charges, and tariffs. The filing notified the APSC of EAI’s intent to implement a forward test year formula rate plan and requested a retail rate increase of approximately $268 million, with a net increase in revenue of approximately $167 million. The filing requested a 10.2% return on common equity.

On December 31, 2015, EAI, the APSC General Staff and certain of the interveners in the rate case filed with the APSC a joint motion for approval of settlement of the case which proposes a retail rate increase of approximately $225 million, with a net increase in revenue of approximately $133 million, and a 9.75% authorized return on common equity. A significant portion of the rate increase is related to EAI’s anticipated acquisition of Union Power Station Power Block 2, which is expected to be completed promptly following the receipt of all required regulatory approvals.  The terms of the settlement are subject to the review and approval of the APSC. The settling parties have requested that the APSC review the agreement in January and that an order be issued approving the settlement no later than February 24, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entergy Arkansas, Inc.
(Registrant)
Date January 4, 2016
/s/ Marcus V. Brown
Marcus V. Brown Executive Vice President and General Counsel